UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Carrier Access Corporation

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Filed by Carrier Access Corporation Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Carrier Access Corporation

Commission File No.: 000-24597

The following is a company communication of Carrier Access Corporation to employees relating to the proposed merger between Turin Networks, Inc. and Carrier Access pursuant to the terms of an Agreement and Plan of Merger dated as of December 15, 2007.

Carrier Access Employee Questions and Answers (Shanghai):

Introduction: Following are responses from Company management to specific questions raised by employees of Carrier Access Corporation. Please understand that until the merger transaction formally closes (anticipated to be in the first or second quarter of 2008 following stockholder approval), Carrier Access Corporation and Turin Networks, Inc. will continue to operate as separate companies. There is no change at this time for SDC projects and the priorities remain intact. Any changes in project plans must be made through standard Carrier Access business process.

1.	Will residential broadband be taken into account?

Currently, there are not any plans to incorporate or develop to residential broadband. This will be evaluated as part of standard business process.

2.	Is there is any plan to make changes to VISG product?

We will continue to use the Company’s standard process to make good business decisions and will continue to evaluate all current initiatives and projects to ensure that right return on our investment. Our product roadmaps remain correct and valid, and we will regularly update them as part of standard business process.

The Adit 600 MSR project is the number 1 priority for VISG and remains #1 priority. The Adit 3000 survivability features are the #2 priority for this product. Additional protocols for Adit 3000 is #3 priority. VoicePage is being evaluated as part of the review process in terms of the 2008 go-to-market plan.

3.	Which key technology/domain is Turin primarily interested in (for example: AOC, PWE ...) and which technology/direction is Turin likely to pay more attention to in the future?

It is believed that Carrier Access products and solutions will extend Turin’s product portfolio to the network edge (customer premise / cell-site) and can formulate a rich product/solution portfolio from access to aggregation to edge. After closing, future roadmaps and exact technologies will be driven by customers and Turin business process.

4.	Can you provide further information about the product roadmap in SDC?

At this point in time, until transaction closing, Carrier Access and Turin Networks must continue to operate as separate companies. The Carrier Access product roadmap for SDC remains unchanged and remains focused on the key priorities that have been defined, such as ATT and the Adit 600 MSR card.

5.	Can you provide the product roadmap and R&D assignment plan of Turin?

At this point in time, until transaction closing, Carrier Access and Turin must continue to operate as separate companies. The Carrier Access product roadmap for SDC remains unchanged and remains focused on the key priorities that have been defined, such as ATT and the Adit 600 MSR card.

6.	Can the EdgeFlex100/600, or other products be assigned to Shanghai team?

EdgeFlex product line is still being evaluated by Carrier Access. Other Carrier Access products will be assigned to Shanghai on a business-driven basis as required. Since Carrier Access and Turin must operate as separate companies until after transaction close, no Turin products can be assigned to or evaluated by the Shanghai team until after transaction close.

7.	What is the new roadmap of WSG? What product do we develop in the future?

The Carrier Access product roadmap for WSG remains unchanged and remains focused on the key priorities that have been defined for the wireless business (ATT and Software OEM Partner). As part of good business process, we regularly update the roadmap and priorities and we will continue to do so for the WSG portfolio.

8.	Is our SDC major designs still within Carrier Access’ product plans in the future? Will Carrier Access products relate to any of Turin’s products?

Shanghai continues to be critical for Carrier Access’ products, such as FLEXengine and MASTERseries and the Adit 600 MSR card for our installed customer base. The product portfolio managed by Shanghai will continue to be managed as part of good business practice by Carrier Access to ensure the right return on investment. Integration planning will be completed after the closing of the transaction. Initial indications are that Shanghai will have additional responsibilities for additional products from Turin after the transaction closes.

9.	Will we need to develop Turin’s product line such as SDH (SONET) and other transport production in future?

This is a decision for Turin to make after transaction close.

10.	Are there any changes on SDC’s project, will SDC personnel remain on current projects or will they transfer to core projects of the new company?

At this point in time, until transaction closing, Carrier Access and Turin must continue to operate as separate companies. There can be zero work on Turin products inside of Shanghai or anywhere else inside of Carrier Access until after transaction close. There is no change at this time for SDC projects and the priorities remain intact and individuals may not be transferred to other projects except through standard Carrier Access business process.

11.	We really want to know the detail plan about SDC, including to the extent that SDC is very important to the company. The detail plan should include what kind of product or project will transfer to SDC and what kind of product will SDC be focusing on, and which will be cancelled.

At this point in time, until transaction closing, Carrier Access and Turin must continue to operate as separate companies. SDC is an important facility to Carrier Access and the current Carrier Access priorities and projects remain intact to deliver the critical projects that our customers require. After transaction close, Turin will work with the Shanghai leadership to address the larger 2008 integrated plan.

12.	Will we maintain the SDC projects and support Turin projects in the mean time or in future? Will the design tools impact our work and will we need to make preparations for this? (Such as E-CAD and M-CAD tools.)

At this point in time, until transaction closing, Carrier Access and Turin must continue to operate as separate companies, and we do not have any plans to change the currently planned design tools. No preparation for development of Turin projects will occur until after stockholder approval and the transaction closes.

13.	We are still developing Osprey2.2 for EdgeFlex2.2, how to handle Osprey2.2? Do we continue to spend efforts on Osprey2.2?

As part of good business practice, we continually analyze initiatives and projects to ensure that we are getting the right return on our investment. The roadmaps and priorities remain unchanged until such point that a change is directed by product management.

14.	How large scale will SDC become, or how many employees are there in future plans for the SDC?

The future size of the SDC has not been determined yet and will be driven by good business practice.

15.	Our Boss is still from Carrier Access, is that right?

Yes. Carrier Access owns any and all business decisions until the transaction has closed. The Shanghai team continues to report to Don Cross, who reports to Dave Ratner, who reports to Allen Snyder, CEO and President of Carrier Access.

16.	Are there going to be any changes in the employee contract, C&B, and working regulations?

At this point in time, until transaction closing, Carrier Access and Turin must continue to operate as separate companies and any changes will be discussed with Lily Du and SDC personnel as part of Carrier Access normal business planning.

17.	Does Turin have a plan to go public? Does Turin have an employee stock ownership plan for SDC employees?

Turin’s future plans are not public at this time.

18.	Will we open the compliance engineer position after the merge?

At this point in time, until transaction closing, Carrier Access and Turin must and will continue to operate as separate companies. Carrier Access owns any and all business decisions until the transaction has closed. Any changes after stockholder approval and closing of the transaction will be made by Turin Networks at that time.

19.	Is there any training plan for Carrier Access’ employees to study Turin’s product?

No. At this point in time, until transaction closing, Carrier Access and Turin must continue to operate as separate companies and focus on the key priorities that have been defined. After transaction close, it is logical to assume that a training plan will be part of that transition.

20.	Where we can find the detailed materials about Turin products? There are not so many materials on Turin website.

At this point in time, until transaction closing, Carrier Access and Turin must continue to operate as separate companies. Turin’s public information can be found on their website at www.turinnetworks.com.

21.	Does this merger impact our CM (Contract Manufacturer)? Who is Turin’s CM currently?

Detailed plans around shared operations will occur following stockholder approval and closing of this transaction. In the meantime, Carrier Access’ production plans are continuing for the Carrier Access products.

22.	Do we need to make some changes to get used to Turin’s culture?

Carrier Access will continue to operate as a separate public company until after stockholders approve the transaction and it closes. As indicated in the all-hands meeting, we believe that the cultures of the two companies are very similar and very synergistic.

Additional Information

In connection with the proposed transaction, Carrier Access will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF CARRIER ACCESS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Carrier Access, 5395 Pearl Parkway, Boulder, CO 80301 (Telephone: 303.442.5455). In addition, documents filed with the SEC by Carrier Access are available free of charge at the SEC’s web site at www.sec.gov.

Carrier Access and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Carrier Access’ stockholders in connection with the transaction, which may be different than those of Carrier Access stockholders generally. Information regarding the interests of such directors and executive officers is included in Carrier Access’ proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Carrier Access’ participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations, Carrier Access, 5395 Pearl Parkway, Boulder, CO 80301 (Telephone: 303.442.5455).